Exhibit 5.3

July 1, 2008

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

I have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (“JPMorgan Chase”), in connection with Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”), filed by JPMorgan Chase, The Bear Stearns Companies Inc., a Delaware corporation (“Bear Stearns”), and Bear Stearns Capital Trust III, a Delaware statutory trust (the “Trust”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to sales in the secondary market by affiliates of JPMorgan Chase and Bear Stearns of (i) debt securities issued under the Bear Stearns Indentures (as defined below) as to which JPMorgan Chase has issued guarantees in respect thereof (such debt securities, the “Bear Stearns Debt Securities,” and such guarantees, the “Bear Stearns Debt Guarantees”) and (ii) the preferred securities of the Trust guaranteed by Bear Stearns, as to which JPMorgan Chase has issued guarantees in respect thereof (such preferred securities, the “Preferred Securities,” and such guarantee by JPMorgan Chase, the “Preferred Securities Guarantee”). The Bear Stearns Debt Guarantees and the Preferred Securities Guarantee are hereinafter referred to collectively as the “Guarantees.”

The Bear Stearns Debt Guarantees include (i) the guarantee of JPMorgan Chase to be issued under a supplemental indenture, dated effective as of June 30, 2008, to the indenture, dated as of May 31, 1991, between Bear Stearns and The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.), as trustee (as amended, the “Bear Stearns Senior Indenture”), (ii) the subordinated guarantee of JPMorgan Chase to be issued under a supplemental indenture, dated effective as of June 30, 2008, to the indenture, dated as of November 14, 2006, between Bear Stearns and The Bank of New York, as Trustee (as amended, the “Bear Stearns Subordinated Indenture”) and (iii) the subordinated guarantee of JPMorgan Chase to be issued under a supplemental indenture, dated effective as of June 30, 2008, to the indenture, dated as of December 16, 1998, between Bear Stearns and The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.), as trustee (as amended, the “Bear Stearns Trust Indenture”). The Bear Stearns Senior Indenture, the Bear Stearns Subordinated Indenture and the Bear Stearns Trust Indenture are hereinafter referred to collectively as the “Bear Stearns Indentures.”

The Preferred Securities Guarantee will be issued under an amendment, dated effective as of June 30, 2008, to the Preferred Securities Guarantee Agreement, dated May 10, 2001, between Bear Stearns and The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.), as trustee (as amended, the “Bear Stearns Trust Guarantee Agreement”).

I have examined the Registration Statement, forms of the supplemental indentures to the Bear Stearns Indentures and the form of amendment to the Bear Stearns Trust Guarantee Agreement, all of which have been filed with the Commission as exhibits to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of JPMorgan Chase.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. I have also assumed that (i) the Bear Stearns Indentures are the valid and legally binding obligations of the trustees party thereto and (ii) the Bear Stearns Trust Guarantee Agreement is the valid and legally binding obligation of the trustee party thereto. I have further assumed that the executed Bear Stearns Indentures and the executed Bear Stearns Trust Guarantee Agreement are substantially identical to the forms thereof that I examined.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

With respect to the Bear Stearns Debt Guarantees and the Preferred Securities Guarantee, assuming (a) the due execution, authentication, issuance and delivery of the Bear Stearns Debt Securities underlying such Bear Stearns Debt Guarantees, (b) the due execution, issuance and delivery of Bear Stearns’ guarantee of the Preferred Securities underlying such Preferred Securities Guarantee and (c) the due execution, issuance and delivery of the Bear Stearns Debt Guarantees and Preferred Securities Guarantee, such Bear Stearns Debt Guarantees and Preferred Securities Guarantee will constitute valid and legally binding obligations of JPMorgan Chase enforceable against JPMorgan Chase in accordance with their respective terms.

My opinion set forth in the paragraph above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of my name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Neila B. Radin